Comdisco, Inc. and Subsidiaries                                   Exhibit 11.00


COMPUTATION OF EARNINGS PER SHARE
(in millions except per share data)


Average shares used in computing earnings per common and common equivalent share were as follows:


                                                                                    1996     1995     1994     1993     1992
                                                                                   -----    -----    -----    -----    -----

Average shares outstanding .....................................................      72       71       71       71       71
Effect of dilutive options .....................................................       3        2        1        -        -
Treasury stock .................................................................     (22)     (18)     (14)     (11)      (9)
                                                                                   -----    -----    -----    -----    -----
  Total ........................................................................      53       55       58       60       62
                                                                                   =====    =====    =====    =====    =====
Earnings from continuing
  operations before extraordinary items
   and cumulative effect of change in
   accounting principle, net of
   preferred dividends .........................................................   $ 106    $  96    $  44    $  80    $  20
Loss from
  discontinued operations
  (net of income taxes) ........................................................       -        -        -      (20)       -
Extraordinary items
  (net of income taxes) ........................................................       -        -        -        -      (29)
Cumulative effect of change in
   accounting principle ........................................................       -        -        -       20        -
                                                                                   -----    -----    -----    -----    -----
Net earnings (loss)
  to common stockholders .......................................................   $ 106    $  96    $  44    $  80    $  (9)
                                                                                   =====    =====    =====    =====    =====

Net earnings (loss) per
  common and common
  equivalent share:
  Earnings from continuing
    operations .................................................................   $2.00    $1.73    $ .77    $1.31    $ .33
  Loss from
    discontinued operations ....................................................       -        -        -     (.33)       -
  Extraordinary items ..........................................................       -        -        -        -     (.47)
  Cumulative effect of change in
     accounting principle ......................................................       -        -        -      .33        -
                                                                                   -----    -----    -----    -----    -----
     Net earnings (loss) to common
        stockholders ...........................................................   $2.00    $1.73    $ .77    $1.31    $(.14)
                                                                                   =====    =====    =====    =====    =====




On November 7, 1995, the Board of Directors authorized a three-for-two split of the Company's common stock to be distributed on December 8, 1995, to holders of record on November 17, 1995. On March 30, 1992, a 5% common stock dividend was distributed to common stockholders of record as of March 12, 1992. All data with respect to earnings per common share, dividends per common share, and weighted average number of common shares outstanding has been retroactively adjusted to reflect the three-for-two split and the common stock dividend.